                                                               Exhibit (2)(d)(5)

                         SUBSCRIPTION AGENT AGREEMENT
                         ----------------------------

     This Subscription Agent Agreement (the "Agreement") is made as of the 23rd day of August, 1999, by and between Morgan Stanley Dean Witter High Yield Fund, Inc., a Maryland corporation (the "Fund"), and American Stock Transfer & Trust Company, as subscription agent (the "Agent"). All terms not defined herein shall have the meanings given in the prospectus (the "Prospectus") included in the Registration Statement on Form N-2, File No. 333-82863, filed by the Fund with the Securities and Exchange Commission (the "Commission") on July 14, 1999, as amended by any amendment filed with respect thereto (collectively the "Registration Statement").

                                   RECITALS
                                   --------

     WHEREAS, the Fund has caused the Registration Statement to be filed with the Commission relating to a proposed distribution by the Fund of non-transferable rights (the "Rights") to purchase shares of the Fund's common stock, par value $.01 per share ("Common Stock"), upon the exercise of such Rights (the distribution of the Rights and the sale of shares of Common Stock upon the exercise thereof as contemplated by the Registration Statement is referred to herein as the "Offering");

     WHEREAS, the Rights will be distributed on or about August 23, 1999 to holders of record of shares of Common Stock (the "Record Date Stockholders") as of the close of business on August 23, 1999 (the "Record Date") at a rate of one Right for each share of Common Stock held on the Record Date;

     WHEREAS, the Fund has authorized the issuance in connection with the Offering of an aggregate of 2,960,000 shares (the "Shares") of Common Stock (the "Offer");

     WHEREAS, the "Subscription Price" is 95% of the average of the last reported sales price per share of the Fund's Common Stock on the New York Stock Exchange ("NYSE") for the five trading days ending on September 24, 1999, unless the Fund extends the Offering as described in the Prospectus (the "Expiration Date"). Record Date Stockholders will be entitled to subscribe to purchase at a per share price one Share for each three Rights held (the "Primary Subscription"), which right to subscribe for such Shares pursuant to the Primary Subscription is not transferable;

     WHEREAS, Record Date Stockholders will also be entitled to subscribe to purchase any Shares that are not subscribed for in the Primary Subscription, subject to proration by the Fund, if necessary (the "Over-Subscription Privilege"), which right to subscribe for such Shares pursuant to the Over-Subscription Privilege is not transferable;

     WHEREAS, if sufficient shares are not available after completion of the Primary Subscription to honor all over-subscription requests, the Fund may determine after the expiration of the Offer to issue up to an additional 25% of the shares available pursuant to the Offer in order to cover over-subscription requests; and

     WHEREAS, the Fund wishes the Agent to perform certain acts on behalf of the Fund, and the Agent is willing to so act, in connection with the Offering as set forth herein, all upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

                       ARTICLE 1:   APPOINTMENT OF AGENT

        1.1. The Fund hereby appoints the Agent to act as agent for the Fund in accordance with the instructions set forth in this Agreement, and the Agent hereby accepts such appointment and agrees to so act.

                       ARTICLE 2: ISSUANCE OF SECURITIES

        2.1. The Fund has authorized the issuance of the Rights and, following the Record Date and the effectiveness of the Registration Statement, promptly will issue such Rights to the Record Date Stockholders as contemplated by the Registration Statement. The Fund will promptly notify the Agent upon the effectiveness of the Registration Statement. As transfer agent and registrar for the shares of Common Stock, the Agent shall provide such assistance as the Fund may require in order to effect the distribution of the Rights to Record Date Stockholders, including assistance in determining the number of Rights to be distributed to each such Record Date Stockholder and assistance in distributing the Subscription Documents (as defined in Section 5.2 hereof) evidencing the Rights and all other ancillary documents and issuance of the Shares.

        2.2. The Fund has authorized the issuance of and will hold in reserve the Shares, and upon the valid exercise of Rights, the Fund will issue Shares to validly exercising Record Date Stockholders as set forth in the Prospectus.

                       ARTICLE 3: RIGHTS AND ISSUANCE OF
                            SUBSCRIPTION DOCUMENTS

        3.1. Each set of Subscription Documents (as defined in Section 5.2 hereof) shall contain a certificate or other evidence of Rights, in the form designated by the Fund ("Subscription Certificate") which shall be non-transferable. The Agent shall, in its capacity as transfer agent and registrar of the Fund, maintain a register of Subscription Certificates and the Record Date Stockholders thereof. Each Subscription Certificate shall, subject to the provisions thereof, entitle the Record Date Stockholder in whose name it is recorded to the following:

        (a) With respect to Record Date Stockholders only, the right to subscribe for prior to the Expiration Date at the Subscription Price a number of shares of Common Stock equal to one share of Common Stock for every three rights held by each Record Date Stockholder on the Record Date, except that Record Date Stockholders who receive less than three rights may purchase one share at the Subscription Price; and

        (b) With respect to Record Date Stockholders only, the right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Record Date Stockholders who exercise their Over-Subscription Privilege on the basis specified in the Prospectus; provided, however, that each such Record Date
                             --------  -------
Stockholder has exercised all exercisable Rights held by such Record Date Stockholder (other than those Rights which cannot be exercised because they represent the right to acquire less than one Share).

                    ARTICLE 4: FRACTIONAL RIGHTS AND SHARES

        4.1. The Fund shall not issue fractions of Rights nor shall the Agent distribute Subscription Certificates which evidence fractional Rights. The number of Rights issued to each Record Date Stockholder will be rounded down to the nearest whole number. All questions as to the validity and eligibility of any rounding of fractional Rights shall be determined by the Fund in its sole discretion, and its determination shall be final and binding. The Fund shall not issue fractional shares of Common Stock to exercising Record Date Stockholders upon exercise of Rights.

            ARTICLE 5: FORM AND EXECUTION OF SUBSCRIPTION DOCUMENTS

        5.1. Each Subscription Certificate shall evidence the Rights of the Record Date Stockholder therein named to purchase Common Stock upon the terms and conditions set forth in the Subscription Documents.

        5.2. Upon the written advice of the Fund, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Fund's stockholders as of the Record Date to be prepared by the Agent in its capacity as transfer agent of the Fund, prepare and record Subscription Certificates in the names of the Record Date Stockholders, setting forth the number of Rights to subscribe for the Fund's Common Stock calculated on the basis of one Right for each share of Common Stock recorded on the books in the name of each such Record Date Stockholder. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificate, together with a copy of the Prospectus, instruction letter and any other document as the Fund deems necessary or appropriate (collectively the "Subscription Documents"), to all Record Date Stockholders with record addresses in the United States (the term "United States" includes the states, the District of Columbia, and the territories and possessions of the United States). No Subscription Certificate shall be valid for any purpose unless so executed. Delivery shall be by first class mail (without registration or insurance).

        5.3. Subscription Certificates will not be mailed to Record Date Stockholders having a registered address outside the United States, or to those Record Date Stockholders having APO or FPO addresses ("Foreign Record Date Stockholders"). The Agent will provide written notice of the Offer to Foreign Record Date Stockholders as provided for in the Prospectus. The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Stockholders, accounts until instructions are received to exercise the Rights. Upon request, the Agent will send a copy of the Prospectus to such Foreign Record Date Stockholders.

                        ARTICLE 6: EXERCISE OF RIGHTS;
                        EXERCISE PRICE; EXPIRATION DATE

        6.1. Each Record Date Stockholder may exercise some or all of the Rights evidenced by the Subscription Certificate by delivering to the Agent, on or prior to 5:00 P.M., New York City time, on the Expiration Date, properly completed and executed Subscription Documents evidencing such Rights (with signatures guaranteed, if required by Section 6.9 hereof, by a financial institution (including commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized signature guarantee or medallion program within the meaning of Rule 17AD-15 under the Securities Exchange Act of 1934, as amended (each, an "Eligible Institution")), together with payment of the estimated subscription price of $13.25 per share (based on approximately 95% of the last reported sales price on the NYSE on August 20,
1999) ("Estimated Subscription Price") for each Share subscribed for pursuant to the Primary Subscription and the Over-Subscription Privilege, as the case may be.

        6.2. In the case of Record Date Stockholders whose Rights are held of record by Cede & Co. ("Cede"), as nominee for The Depository Trust Company ("DTC"), the exercise of Rights pursuant to the Primary Subscription may be effected by instructing DTC to transfer Rights from the DTC account of such Record Date Stockholder to the DTC account of the Agent, together with payment of the Estimated Subscription Price for each Share subscribed for pursuant to the Primary Subscription and the Over-Subscription Privilege. Alternatively, a Record Date Stockholder may exercise the Rights evidenced by the Subscription Certificate by effecting compliance with the procedures for guaranteed delivery set forth in Section 6.3 below.

        6.3. If a Record Date Stockholder wishes to exercise Rights, but time will not permit such Record Date Stockholder to cause the Subscription Certificate evidencing such Rights to reach the Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions are met:

        (a) the Agent receives, on or prior to 5:00 P.M., New York City time, on the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery") by facsimile (telecopy) or otherwise from a bank, a trust company or a NYSE member guaranteeing the delivery of (i) payment of the Estimated Subscription Price for the Shares subscribed for pursuant to the Primary Subscription and any additional Shares subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Certificate; and

        (b) the properly completed and executed Subscription Certificate(s) evidencing the Rights being exercised, with any required signatures guaranteed, and full payment for the Shares are received by the Agent, or such Rights are transferred into the DTC account of the Agent, at or prior to the close of business New York City time on the third Business Day after the Expiration Date. The Notice of Guaranteed Delivery may be delivered to the Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Agent by telegram or facsimile transmission (facsimile: (718) 236-5001).

        6.4. The Rights shall expire at 5:00 p.m., New York City time, on the Expiration Date and thereafter may not be exercised.

        6.5. If an exercising Record Date Stockholder has not indicated the number of Rights being exercised, or if the Estimated Subscription Price payment forwarded by such Record Date Stockholder to the Agent is not sufficient to purchase the number of shares subscribed for, the Record Date Stockholder will be deemed to have exercised, pursuant to the Primary Subscription, the maximum number of whole Rights which may be exercised for the Estimated Subscription Price delivered to the Agent and, to the extent that the Estimated Subscription Price payment delivered by such Record Date Stockholder exceeds the Estimated Subscription Price multiplied by the maximum number of whole Rights which may be exercised (such excess being the "Estimated Subscription Price Excess"), the Record Date Stockholder will have been deemed to exercise its Over-Subscription Privilege to purchase, to the extent available, that number of whole shares of Common Stock equal to the quotient obtained by dividing the Estimated Subscription Price Excess by the Estimated Subscription Price, up to the maximum number of shares purchasable by such Record Date Stockholder. The Agent, as soon as practicable after the exercise of the Rights, shall mail to such Record Date Stockholders any portion of the Estimated Subscription Price Excess not applied to the purchase of Common Stock pursuant to the Over-Subscription Privilege, without interest or deduction.

        6.6. The Agent shall hold all proceeds of the Offering in a segregated interest bearing bank account (the "Bank Account") (the interest of which shall be paid to the Fund). The Agent shall and is hereby directed to withdraw from the Bank Account in which the proceeds of the Offering have been held and pay to, credit to the account of, or otherwise transfer to, the Fund all such proceeds (including all interest earned thereon), as promptly as practicable, after the Expiration Date. At the request of the Fund, any portion of the Shares shall be issued and the corresponding proceeds shall be remitted to the Fund. Proceeds held in respect of excess payments over the Subscription Price made by Record Date Shareholders exercising Rights shall be segregated in a separate bank account from other proceeds of the Offering and refunded to Record Date Shareholders entitled to such a refund as promptly as possible after the Expiration Date.

        6.7. The Agent is authorized to accept only Subscription Certificates (other than Subscription Certificates delivered in accordance with the procedure for guaranteed delivery set forth in Section 6.3, or transfers of Rights to its account at DTC), received prior to 5:00 p.m., New York City time, on the Expiration Date.

        6.8. Once a Record Date Stockholder has exercised a Right, such exercise may not be revoked.

        6.9. If a Record Date Stockholder requests that the certificate representing the Common Stock to be issued in a name other than the name of the Record Date Stockholder or such certificate is to be sent to an address other than the address shown on such Record Date Stockholder's Subscription Certificate, the signatures on such Subscription Certificate must be guaranteed by an Eligible Institution.

                     ARTICLE 7: VALIDITY OF SUBSCRIPTIONS

        7.1. Irregular subscriptions and improperly executed Subscription Documents not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Fund and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instruction officer and the date thereof.

             ARTICLE 8: OVERSUBSCRIPTION; REFUND OF EXCESS PAYMENT

        8.1.  General.  To the extent Record Date Stockholders do not exercise
              -------
all of the Rights issued to them pursuant to the Primary Subscription, any Shares represented by such Rights will be offered by means of the Over-Subscription Privilege to the Record Date Stockholders who have exercised all of the Rights issued to them pursuant to the Primary Subscription and who wish to acquire more than the number of Shares to which they are entitled. Only Record Date Stockholders who exercise all the Rights issued to them pursuant to the Primary Subscription (other than those rights which cannot be exercised because they represent the right to acquire less than on Share) may indicate, on the Subscription Certificate that they submit with respect to the exercise of the Rights issued to them, how many Shares they desire to purchase pursuant to the Over-Subscription Privilege. If sufficient Shares remain after completion of the Primary Subscription, all over-subscription requests will be honored in full. If sufficient Shares are not available to honor all over-subscription requests, the Fund may determine after the expiration of the Offer, in the discretion of the Board of Directors, to issue up to an additional 25% of the shares available pursuant to the Offer in order to cover the over-subscription requests. Regardless of whether the Fund issues such additional shares, and to the extent shares are not available to honor all over-subscription requests, the available shares will be allocated pro rata among Record Date Stockholders who exercise the Over-Subscription Privilege in proportion to the number of shares owned by such stockholders on the Record Date; provided, however, that if such pro rata
                                      --------  -------
allocation results in any Record Date Stockholder being allocated a greater number of shares than such Record Date Stockholder subscribed for pursuant to the exercise of such Record Date Stockholder's Over-Subscription Privilege, then such Record Date Stockholder will be allocated only such number of shares as such Record Date Stockholder subscribed for and the remaining shares will be allocated among all other Record Date Stockholders exercising the Over-Subscription Privilege.

        8.2. As soon as practicable after the Expiration Date and the allocation of shares subscribed for pursuant to the Over-Subscription Privilege, the Agent shall refund to each Record Date Stockholder any amount paid by such Record Date Stockholder and not applied toward the purchase of Shares pursuant to such Record Date Stockholder's exercise pursuant to the Primary Subscription and its Over-Subscription Privilege.

                   ARTICLE 9: DELIVERY OF STOCK CERTIFICATES

        9.1. As soon as practicable after the Expiration Date, the Agent shall deliver to each Record Date Shareholder exercising Rights certificates representing the shares of Common Stock purchased pursuant to the Primary Subscription and the Over-Subscription Privilege, if any.

                              ARTICLE 10: REPORTS

        10.1. The Agent shall notify both the Fund and its designated representatives by telephone as requested during the period commencing with the mailing of Subscription Documents and ending on the Expiration Date (and in the case of guaranteed deliveries pursuant to Section 6.3 the period ending on the third Business Day after the Expiration Date), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day of such request, (ii) the number of Shares subscribed for pursuant to the Primary Subscription and the Over-Subscription Privilege, if any, and the number of such Rights for which payment has been received, (iii) the number of Rights subject to guaranteed delivery pursuant to Section 6.3 on such day, (iv) the number of Rights for which defective exercises have been received on such day and (v) cumulative totals derived from the information set forth in clauses (i) through
(iv) above. At or before 6:00 p.m., New York City time, on the Expiration Date, the Agent shall certify in writing to the Fund the cumulative totals through the Expiration Date derived from the information set forth in clauses (i) through
(iv) above. The Agent shall also maintain and update a listing of Record Date Stockholders who have fully or partially exercised their Rights and Record Date Stockholders who have not exercised their Rights. The Agent shall provide the Fund or its designated representatives with the information compiled pursuant to this Section 10.1 as any of them shall request. The Agent hereby represents, warrants and agrees that the information contained in each notification referred to in this Section 10.1 shall be accurate in all material respects.

        10.2 On a date within eight Business Days following the Expiration Date (the "Confirmation Date"), the Agent will send to each Record Date Stockholder exercising Rights (or, if shares are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (i) the number of Shares purchased pursuant to the Primary Subscription, (ii) the number of Shares, if any, acquired pursuant to the Over-Subscription Privilege,
(iii) the Subscription Price per Share and total purchase price of the shares, and (iv) any additional amount payable by such Record Date Stockholder to the Fund or any excess to be refunded by the Fund to such Record Date Stockholder, in each case based on the Subscription Price.

                        ARTICLE 11: LOSS OR MUTILATION

        11.1. Upon receipt by the Fund and the Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Subscription Certificate, and, in case of loss, theft or destruction, of indemnity and/or security satisfactory to them, which may be in the form of an open penalty bond, and reimbursement to the Fund and the Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Subscription Certificate if mutilated, the Fund will make and deliver a new Subscription Certificate of like tenor to the Agent for delivery to the registered owner in lieu of the Subscription Certificate so lost, stolen, destroyed or mutilated. If required by the Fund or the Agent an indemnity bond must be sufficient in the judgment of both to protect the Fund, the Agent or any agent thereof from any loss which any of them may suffer if a Subscription Certificate is replaced.

                     ARTICLE 12: COMPENSATION FOR SERVICES

        12.1. The Fund agrees to pay to the Agent a fee in the amount of Twenty Five Thousand dollars ($25,000) as compensation for its services in acting as Agent, plus postage fees incurred in the performance of Agent's duties hereunder.

                 ARTICLE 13: INSTRUCTIONS AND INDEMNIFICATION

        13.1. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

        (a) Whenever in the performance of its duties under this Agreement the Agent shall deem it necessary or desirable that any fact or matter be proved or established, prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board or President or a Vice President or the Secretary or Assistant Secretary or the Treasurer of the Fund delivered to the Agent, and such certificate shall be full authorization to the Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

        (b) The Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any officer or assistant officer of the Fund and to apply to any such officer of the Fund for advice or instructions in connection with its duties, and subject to the other requirements of this agreement which the Agent reasonably believes to be genuine and shall set forth above, shall be indemnified and not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.

        (c) The Fund also agrees to indemnify and hold the Agent harmless against any losses, claims, actions, damages, liabilities, costs or expenses (including reasonable fees and disbursements of legal counsel) (collectively, "Claims") that the Agent may incur or become subject to, arising from or out of any claim or liability resulting from actions taken as Agent pursuant to this Agreement; provided, however, that such covenant and agreement does not extend
           --------  -------
to, and the Agent shall not be indemnified or held harmless with respect to, such Claims incurred or suffered by the Agent as a result, or arising out, of the Agent's negligence, misconduct, bad faith or breach of this Agreement. In connection therewith, and without limiting any other provision in this Section 13.1: (i) in no case shall the Fund be liable with respect to any Claim against the Agent unless the Agent shall have notified the Fund in writing of the assertion of a Claim against it promptly after the Agent shall have notice of a Claim or shall have been served with the summons or other legal process giving information as to the nature and basis of the Claim; (ii) the Fund shall be entitled to control the defense of any suit brought to enforce any such Claim; and (iii) the Agent agrees not to settle or compromise any Claim or threatened litigation or proceeding without providing the Fund adequate notice of any such settlement or compromise and, without the prior written consent of the Fund. In no event shall the Fund be liable for the fees and expenses of any additional counsel that the Agent may retain.

        (d) The Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it without negligence and in good faith in connection with its administration of this Agreement in reliance upon any Subscription Certificate, or written power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper person or persons.

                          ARTICLE 14: INTERPRETATION

        14.1. All questions as to the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Fund whose determination shall be final and binding. The Fund in its sole discretion may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the

Fund determines in its sole discretion. Neither the Fund nor the Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Documents or incur any liability for failure to give such notification.

                  ARTICLE 15: CANCELLATION AND DESTRUCTION OF
                           SUBSCRIPTION CERTIFICATES

        15.1. All Subscription Certificates surrendered for the purpose of exercise, exchange, or substitution shall be canceled by the Agent, and no Subscription Certificates shall be issued in lieu thereof except as expressly permitted by provisions of this Agreement. The Fund shall deliver to the Agent for cancellation and retirement, and the Agent shall so cancel and return, any other Subscription Certificate purchased or acquired by the Fund otherwise than upon the exercise thereof. The Agent shall deliver all canceled Subscription Certificates to the Fund, or shall, at the written request of the Fund, destroy such canceled Subscription Certificates, and in such case shall deliver a certificate of destruction thereof to the Fund.

               ARTICLE 16: CHANGES IN SUBSCRIPTION CERTIFICATE

        The Agent will notify the Fund if it shall have been advised by counsel (who may be counsel for the Fund) that any changes or corrections in a Subscription Certificate are appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provison of the Subscription Certificate except insofar as any such change may confer additional rights upon the Record Date Stockholders. After such notification, the Agent and the Fund may thereafter agree, by supplemental agreement or otherwise, to make any such changes or corrections in a Subscription Certificate. The Agent is not required to receive the consent or concurrence for any such changes or corrections in a Subscription Certificate of the Record Date Stockholders in whose names Subscription Certificates are registered.

                     ARTICLE 17: ASSIGNMENT AND DELEGATION

        17.1. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party.

        17.2. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

        17.3. Any corporation into which the Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any corporation succeeding to the corporate trust business of the Agent, shall be the successor to the Agent hereunder without the execution or filing of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Agent. In case at the time such successor to the Agent shall succeed to the agency created by this Agreement, any of the Subscription Certificates shall have been countersigned but not delivered, any such successor to the Agent may adopt the countersignature of the original Agent and deliver such Subscription Certificates so countersigned, and in case at that time the Subscription Certificates shall not have been countersigned, any successor to the Agent may countersign such Subscription Certificates either in the name of the predecessor Agent or in the name of the successor Agent, and in all such cases such Subscription Certificates shall have the full force provided in the Subscription Certificates and in this Agreement.

     ARTICLE 18: NOTICES TO THE FUND, RECORD DATE STOCKHOLDERS AND AGENT.

        18.1. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, prepaid certified first-class mail (return receipt requested), or telecopier (with written confirmation of receipt):

        (a)  if to the Fund, to

                       Morgan Stanley Dean Witter High Yield Fund, Inc.
                       c/o Morgan Stanley Dean Witter Investment Management Inc. 1221 Avenue of the Americas
                       New York, New York 10020
                       Attention:  Stefanie V. Chang
                       Telephone:  (212) 762-7236
                       Facsimile:  (212) 762-7326

        (b)  if to the Agent, to:

                       American Stock Transfer & Trust Company
                       40 Wall Street, 46th Floor
                       New York, NY 10005
                       Attention:  Exchange Department
                       Telephone:  (718) 921-8200
                       Facsimile:  (718) 234-5001

        (c) if to a Record Date Stockholder, at the address shown on the registry books of the Fund.

        All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when by certified mail, two Business Days after being deposited in the mail, postage prepaid, if mailed as aforesaid; and when receipt is acknowledged, if telecopied.

                     ARTICLE 19: MISCELLANEOUS PROVISIONS

        19.1.  Securities Act of 1933.  Upon written advice to the Agent that
               ----------------------
the Commission shall have issued or threatened to have issued any order preventing or suspending the use of the Prospectus, or if for any reason it shall be necessary to amend or supplement the Prospectus in order to comply with the Securities Act of 1933, as amended (the "Act"), the Agent shall cease acting hereunder until receipt of written instructions from the Fund and such assurances as it may reasonably request that it may comply with such instruction without violation of the Act.

        19.2.   Governing Law.  The validity, interpretation and performance
                -------------
of this Agreement shall be governed by the laws of the State of New York, without regard to its principles of conflicts of law. The parties agree that with respect to all unresolved disputes arising out of this Agreement they shall submit to the jurisdiction of any state or federal court sitting in New York, New York.

        19.3.   Severability.  The parties hereto agree that if any of the
                ------------
provisions contained in this Agreement shall be determined invalid, unlawful of unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or enforceability of any term or provision thereof shall not affect the validity, legality or enforceability of this Agreement or of any term or provision hereof.

        19.4.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

        19.5.  Captions.  The captions and descriptive headings herein are for
               --------
the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

        19.6.  Facsimile Signatures.  Any facsimile signature of any party
               --------------------
hereto shall constitute a legal, valid and binding execution hereof by such party.

        19.7.  Further Actions.  Each party agrees to perform such further acts
               ---------------
and execute such further documents as are necessary to effect the purpose of this Agreement.

                        [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, as of the day and year first above written.

                            MORGAN STANLEY DEAN WITTER HIGH YIELD
                            FUND, INC.



                                /s/ Michael F. Klein
                            By:__________________________________
                               Name: Michael F. Klein
                               Title: President


                            AMERICAN STOCK TRANSFER & TRUST COMPANY


                                /s/ Carolyn O'Neill
                            By:_________________________________
                               Name: Carolyn O'Neill
                               Title: Vice President